Exhibit 99

VF Announces Record First Quarter Revenues and Earnings, Declares Dividend and Raises Full Year Guidance

    GREENSBORO, N.C.--(BUSINESS WIRE)--April 25, 2006--VF Corporation
(NYSE: VFC):

    --  1Q EPS up 14%; revenues rise 5%

    --  Operating margins expand to 12.2% from 11.8%

    --  2006 EPS guidance raised to $4.95

    Information regarding VF's first quarter conference call webcast today can be found at the end of this release.

    VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the first quarter of 2006. All per share amounts are presented on a diluted basis.
    Income rose 12% to a record $128.2 million from $114.7 million before the cumulative effect of a change in accounting policy for stock compensation expense, with earnings per share rising 14% to $1.14 from $1.00. Reflecting the cumulative effect adjustment recorded in the first quarter of 2005, net income in the 2005 period was $102.9 million, equal to $.89 per share. Total revenues increased 5% in the current quarter, to $1,665.7 million compared with $1,582.2 million in the 2005 quarter. Foreign currency translation negatively impacted revenues by approximately $30 million, or 2%, and earnings per share by $.02 in the 2006 quarter.
    "We are delighted to start the year off on such a positive note, with earnings well in excess of the initial guidance we gave in February," said Mackey J. McDonald, chairman and chief executive officer. "Our growth strategy clearly has momentum, which should continue to build as the year progresses. Importantly, our performance this year is being driven by strong organic growth. Our results this quarter have given us increased confidence in our ability to deliver even stronger revenues and earnings this year than previously anticipated, while at the same time giving us the opportunity to significantly step up the investments behind our most important growth initiatives."

    First Quarter Business Review

    Outdoor

    Our Outdoor team delivered another outstanding quarter. Total revenues increased 35% in the quarter, driven by particularly strong global growth in The North Face(R), Vans(R) and Napapijri(R) brands and by the addition of the Reef(R) brand, acquired in April 2005, which contributed $42 million to revenues in the quarter. Revenues of The North Face(R) brand grew approximately 40%, while revenues of our Vans(R) and Napapijri(R) brands both achieved mid-teen percentage growth rates. Our packs business also grew modestly in the quarter, driven by higher Eastpak(R) brand sales in Europe. The strong volume gains achieved by The North Face(R) and Vans(R) brands were the primary drivers behind a 59% increase in operating income in the quarter, with total Outdoor operating margins rising two full percentage points to 13.1%.

    Sportswear

    Each of our Sportswear businesses, which include our Nautica(R) and John Varvatos(R) brands, as well as Kipling(R) brand sales in North America, achieved higher revenues in the quarter. Our Nautica(R) branded wholesale business, including men's sportswear, increased revenues in the quarter at a low single digit rate, with strong sales of our spring product offerings partially offset by slightly lower revenues in Nautica(R) brand retail stores. As anticipated, operating income and operating margins declined in the quarter, due primarily to investments to support the upcoming launch of Nautica(R) brand women's sportswear and our Nautica(R), Kipling(R) and John Varvatos(R) brands' retail store strategies. In addition, margins reflected increased promotional activity in our Nautica(R) brand retail stores during the quarter.

    Jeanswear

    We are very pleased with the overall performance of our Jeanswear coalition, which includes our Wrangler(R), Lee(R), Riders(R), Rustler(R) and Wrangler Hero(R) brands. Domestic jeans revenues rose slightly in the quarter, as we continued to experience solid gains in our domestic Mass Market and Western Specialty businesses. While down from prior year levels, Lee(R) brand domestic revenues were better than anticipated and we expect improved top line comparisons beginning in the second quarter. Total Jeanswear revenues were down slightly from prior levels reflecting currency translation effects that negatively impacted revenues by approximately $15 million. Total Jeanswear operating income rose 5% in the quarter reflecting higher sales of full priced products, with operating margins rising to 17.5% from 16.4%.

    Intimate Apparel

    Our Intimate Apparel business posted difficult revenues and profit comparisons as expected, with our Private Brands business continuing to be the primary driver behind the revenue decline. We continue to anticipate more stable performance for the remainder of the year. Our management team is highly focused on returning this business to traditional levels of profitability and renewing growth in our strong brands, including Vanity Fair(R), Lily of France(R), Vassarette(R), Bestform(R) and Curvation(R).

    Imagewear

    Our Imagewear coalition delivered another excellent quarter. Revenues rose 4%, with the gain due to a strong increase in sales of Image apparel, which includes uniforms for the industrial, public safety and service markets. Operating margins remained strong, at 15.5% in the quarter, with operating income about flat with prior year levels.

    Gross margins were 42.1% in both the 2006 and 2005 periods. Operating income rose 9% in the quarter, with operating margins increasing to 12.2% from 11.8%. Income rose 12% before the cumulative effect of the change in accounting policy for stock compensation expense in 2005, reflecting lower net interest expense in the current period.
    Our balance sheet continues to be in excellent shape. Inventories rose 6% versus the comparable quarter in 2005, 2% of which was due to the acquisition of the Reef(R) brand. Debt as a percent of total capital was 24.7% at the end of the quarter.

    Outlook

    Based on our strong performance this quarter, we are raising our full year guidance for both revenues and earnings. We now expect revenues to expand 6 to 7%, driven primarily by the momentum in our Outdoor coalition and stronger than anticipated revenues in our domestic Jeanswear business. We also continue to expect that our Imagewear and Sportswear businesses will achieve revenue gains over 2005 levels.
    "We are committed to maintaining the positive momentum behind our growth strategy and believe the best means of doing so is to continue to invest behind our brands. Accordingly, we plan to invest an additional $20 million this year in increased advertising behind our Jeanswear brands as well as to support a variety of growth initiatives in our Outdoor business," said Mr. McDonald.
    Previously, we had anticipated an increase in 2006 earnings per share of approximately 6% over the $4.54 reported in 2005 before the cumulative effect adjustment. We are now expecting a 9% increase to approximately $4.95 per share.
    We're looking forward to a very strong performance in the second half and expect a 7 to 8% percent increase in revenues and approximately 10% increase in earnings per share. The fourth quarter is expected to be particularly strong.
    Earnings comparisons for the second quarter of 2006 will reflect the impact of special items that benefited net income by $7.7 million, or $.07 per share, in the prior year's quarter. Considering those special items, we currently expect second quarter earnings per share to be about flat with the $0.85 per share reported in the second quarter of 2005. Revenues should rise by 6 to 7%.
    We continue to anticipate another solid year of cash flow from operations, which should approximate $600 million in 2006.

    Dividend Declared

    The Board of Directors declared a regular quarterly cash dividend of $.29 per share, payable on June 19, 2006 to shareholders of record as of the close of business on June 9, 2006.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to maintain its distribution and information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its first quarter conference call and webcast today at 2:30 p.m. ET. Interested parties should call 1-888-802-2266 domestic, or 1-913-312-1270 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 8, 2006 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 8436724. A replay also can be accessed at the Company's web site at www.vfc.com.


                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)




                                                Three Months Ended
                                                       March
                                              -----------------------

                                                          (Revised,
                                                          see Note B)
                                                  2006       2005
                                               ---------- -----------

Net Sales                                     $1,646,405  $1,563,643
Royalty Income                                    19,328      18,542
                                               ----------  ----------

Total Revenues                                 1,665,733   1,582,185
                                               ----------  ----------

Costs and Operating Expenses
      Cost of goods sold                         964,558     915,564
      Marketing, administrative and general
       expenses                                  498,228     480,115
                                               ----------  ----------
                                               1,462,786   1,395,679
                                               ----------  ----------

Operating Income                                 202,947     186,506

Other Income (Expense)
      Interest income                              1,418       3,016
      Interest expense                           (12,690)    (18,674)
      Miscellaneous, net                             882         119
                                               ----------  ----------
                                                 (10,390)    (15,539)
                                               ----------  ----------

Income before Income Taxes and Cumulative
      Effect of a Change in Accounting Policy    192,557     170,967

Income Taxes                                      64,372      56,281
                                               ----------  ----------

Income before Cumulative Effect of a Change
 in Accounting Policy                            128,185     114,686
Cumulative Effect of a Change in
      Accounting Policy                                -     (11,833)
                                               ----------  ----------

Net Income                                    $  128,185  $  102,853
                                               ==========  ==========


Earnings Per Common Share - Basic
      Income before cumulative effect of a
       change in accounting policy            $     1.16  $     1.02
      Cumulative effect of a change in
       accounting policy                               -       (0.11)
      Net income                                    1.16        0.92

Earnings Per Common Share - Diluted
      Income before cumulative effect of a
       change in accounting policy            $     1.14  $     1.00
      Cumulative effect of a change in
       accounting policy                               -       (0.10)
      Net income                                    1.14        0.89


Weighted Average Shares Outstanding
      Basic                                      109,854     111,761
      Diluted                                    112,339     114,993


Cash Dividends Per Common Share               $     0.29  $     0.27

NOTE A: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2006, December 2005 and March 2005 relate to the fiscal periods ended as of April 1, 2006, December 31, 2005 and April 2, 2005, respectively.


NOTE B:  During the fourth quarter of 2005, VF elected to early adopt
 FASB Statement No. 123 (Revised), Share-Based Payment, effective as of the beginning of 2005 using the modified retrospective method. Under this method of adoption, VF restated its 2005 interim financial statements as follows: (1) recorded in the first quarter a noncash charge as the Cumulative Effect of a Change in Accounting Policy for periods prior to January 2005, (2) restated its operating results, including segment information, for each quarter of 2005 to recognize compensation cost for grants of stock options and other stock-based compensation, (3) reclassified accrued stock-based compensation from Current Liabilities to Common Stockholders' Equity in the Consolidated Balance Sheet and (4) reclassified the tax benefits from the exercise of stock options from operating activities to financing activities in the Consolidated Statement of Cash Flows.

NOTE C: Beginning in the fourth quarter of 2005, Royalty Income was classified as a separate component of Total Revenues, with related expenses classified in Marketing, Administrative and General. Prior period amounts have been reclassified to conform with the new presentation.



                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)
                                                           (Revised,
                                                           see Note B)
                                      March     December     March
                                      2006        2005        2005
                                   ----------- ----------- -----------

ASSETS

Current Assets
   Cash and equivalents              $154,014    $296,557    $365,864
   Accounts receivable, net           937,666     764,184     844,009
   Inventories                      1,048,298   1,081,080     987,737
   Other current assets               212,425     223,555     156,347
                                   ----------- ----------- -----------
       Total current assets         2,352,403   2,365,376   2,353,957

Property, Plant and Equipment       1,601,435   1,551,411   1,544,786
   Less accumulated depreciation      987,734     987,356     972,382
                                   ----------- ----------- -----------
                                      613,701     564,055     572,404

Intangible Assets                     740,932     744,313     653,574

Goodwill                            1,097,797   1,097,037   1,028,235

Other Assets                          414,264     400,290     411,499
                                   ----------- ----------- -----------

                                   $5,219,097  $5,171,071  $5,019,669
                                   =========== =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Short-term borrowings             $213,049    $138,956     $37,852
   Current portion of long-term
    debt                               34,938      33,956     401,563
   Accounts payable                   346,821     451,900     319,010
   Accrued liabilities                490,249     527,331     486,755
                                   ----------- ----------- -----------
       Total current liabilities    1,085,057   1,152,143   1,245,180

Long-term Debt                        689,319     647,728     558,863

Other Liabilities                     571,378     539,661     547,578

Commitments and Contingencies

Redeemable Preferred Stock             22,497      23,326      24,935

Common Stockholders'  Equity
   Common Stock                       109,277     110,108     111,830
   Additional paid-in capital       1,302,085   1,277,486   1,199,976
   Accumulated other comprehensive
    income (loss)                    (186,975)   (164,802)   (110,062)
   Retained earnings                1,626,459   1,585,421   1,441,369
                                   ----------- ----------- -----------
       Total common stockholders'
        equity                      2,850,846   2,808,213   2,643,113
                                   ----------- ----------- -----------

                                   $5,219,097  $5,171,071  $5,019,669
                                   =========== =========== ===========


                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)

                                                   Three Months Ended
                                                          March
                                                   -------------------
                                                           (Revised,
                                                           see Note B)
                                                    2006      2005
                                                  --------- ---------

Operating Activities
    Net income                                    $ 128,185 $ 102,853
    Adjustments to reconcile net income
     to cash used by operating activities:
     Cumulative effect of a change in accounting
      policy                                              -    11,833
     Depreciation                                    23,455    22,199
     Amortization of intangible assets                4,018     3,696
     Other amortization                               4,237     4,100
     Stock-based compensation                        18,725    17,229
     Provision for doubtful accounts                    980     4,524
     Pension funding in excess of expense           (64,055)  (44,739)
     Other, net                                         796      (917)
     Changes in operating assets and liabilities,
      net of acquisitions:
      Accounts receivable                          (174,738) (100,070)
      Inventories                                    32,955   (10,106)
      Accounts payable                             (105,042)  (52,157)
      Accrued liabilities and other                  23,457    11,802
                                                   --------- ---------

     Cash used by operating activities             (107,027)  (29,753)

Investing Activities
    Capital expenditures                            (18,939)  (29,229)
    Business acquisitions, net of cash acquired      (1,225)  (23,817)
    Software purchases                               (5,405)   (5,964)
    Other, net                                          340     4,410
                                                   --------- ---------

     Cash used by investing activities              (25,229)  (54,600)

Financing Activities
    Increase in short-term borrowings                73,461    (4,751)
    Payments on long-term debt                         (488)     (531)
    Purchase of Common Stock                        (55,365)  (59,073)
    Cash dividends paid                             (32,252)  (30,801)
    Proceeds from issuance of Common Stock            3,839    54,373
    Tax benefits of stock option exercises              751     9,610
                                                   --------- ---------

     Cash used by financing activities              (10,054)  (31,173)

Effect of Foreign Currency Rate Changes on Cash        (233)   (4,117)
                                                   --------- ---------

Net Change in Cash and Equivalents                 (142,543) (119,643)

Cash and Equivalents - Beginning of Year            296,557   485,507
                                                   --------- ---------

Cash and Equivalents - End of Period              $ 154,014 $ 365,864
                                                   ========= =========


                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)



                                                Three Months Ended
                                                         March
                                               -----------------------

                                                           (Revised,
                                                           see Note B)
                                                   2006       2005
                                                ---------- -----------

 Coalition revenues
 Jeanswear                                     $  703,820  $  713,502
 Outdoor                                          385,645     285,381
 Intimate Apparel                                 210,111     227,703
 Imagewear                                        193,965     187,304
 Sportswear                                       163,021     159,596
 Other                                              9,171       8,699
                                                ----------  ----------

 Total coalition revenues                      $1,665,733  $1,582,185
                                                ==========  ==========


 Coalition profit
 Jeanswear                                     $  123,023  $  116,679
 Outdoor                                           50,592      31,725
 Intimate Apparel                                  15,759      22,308
 Imagewear                                         30,051      29,570
 Sportswear                                        20,453      26,429
 Other                                             (1,210)       (724)
                                                ----------  ----------

 Total coalition profit                           238,668     225,987

 Corporate and other expenses                     (34,839)    (39,362)
 Interest, net                                    (11,272)    (15,658)
                                                ----------  ----------

 Income before income taxes                    $  192,557  $  170,967
                                                ==========  ==========


    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA, 212-841-7141 or 336-424-6189
             VP, Financial & Corporate Communications